CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
CSCO MA MCD MMM SBUX	$4,563,200 $765,000 $2,826,500 $3,210,500 $804,600	$522.94 $87.67 $323.92 $367.92 $92.21

Pricing Supplement No. 163 Registration Statement No. 333-178081 Dated April 13, 2012 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Trigger Phoenix Autocallable Optimization Securities
Morgan Stanley, $4,563,200, Securities Linked to the Common Stock of Cisco Systems, Inc. due April 20, 2017
Morgan Stanley, $765,000, Securities Linked to the Common Stock of MasterCard Incorporated due April 20, 2017
Morgan Stanley, $2,826,500, Securities Linked to the Common Stock of McDonald’s Corporation due April 20, 2017
Morgan Stanley, $3,210,500, Securities Linked to the Common Stock of 3M Company due April 20, 2017
Morgan Stanley, $804,600, Securities Linked to the Common Stock of Starbucks Corporation due April 20, 2017
Investment Description
This pricing supplement describes five offerings of Trigger Phoenix Autocallable Optimization Securities (each, the “Securities”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley and provides returns based on the performance of the shares (each, the “Underlying Shares”) of a specific underlying issuer (each, the “Underlying Issuer”).  If the closing price of the Underlying Share on the monthly Observation Dates, as adjusted for certain corporate events affecting such Underlying Shares (the “Observation Date Closing Price”), is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date.  Otherwise, no coupon will be payable with respect to that Observation Date.  Morgan Stanley will automatically call the Securities early if the Observation Date Closing Price on any monthly Observation Date beginning after one year (April 15, 2013) is equal to or greater than the Initial Price.  If the Securities are called, Morgan Stanley will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you.  If the Securities are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Trigger Price (which will be the same price as the Coupon Barrier), Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date.  However, if the Final Price is less than the Trigger Price, Morgan Stanley will pay you less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  Investing in the Securities involves significant risks.  You may lose some or all of your principal amount.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the monthly Observation Date if the Observation Date Closing Price on any monthly Observation Date beginning April 15, 2013 is equal to or greater than the Initial Price.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
	Fifth,	Trade Date	April 13, 2012
		Settlement Date	April 20, 2012 (5 business days after the Trade Date)
		Observation Dates	Monthly, callable beginning April 15, 2013.See “Observation Dates and Coupon Payment Dates” on page 6 for details.
❑Contingent Coupon: If the Observation Date Closing Price on any monthly Observation Date is equal to or greater than the Coupon Barrier, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.		Final Observation Date*	April 13, 2017
		Maturity Date*	April 20, 2017
❑Contingent Downside Market Exposure at Maturity: If by maturity the Securities have not been called and the Final Price is greater than or equal to the Trigger Price and Coupon Barrier on the Final Observation Date, Morgan Stanley will pay you the principal amount per Security at maturity, in addition to the Contingent Coupon with respect to the Final Observation Date.  If the Final Price is less than the Trigger Price Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Trigger Price at the time of sale.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Security Offering
This pricing supplement relates to five separate Security offerings, each of which is linked to different Underlying Shares. Each has a different Contingent Coupon Rate, Initial Price, Coupon Barrier and Trigger Price, all of which were determined on the Trade Date.  The performance of each Security offering will not depend on the performance of any other Security offering. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Contingent Coupon Rate	Initial Price	Coupon Barrier/Trigger Price	CUSIP	ISIN
Common Stock of Cisco Systems, Inc.	10.45% per annum	$19.85	$13.90, which is approximately 70% of the Initial Price	61760T751	US61760T7515
Common Stock of MasterCard Incorporated	9.82% per annum	$440.46	$264.28, which is approximately 60% of the Initial Price	61760T793	US61760T7937
Common Stock of McDonald’s Corporation	7.00% per annum	$96.97	$67.88, which is approximately 70% of the Initial Price	61760T785	US61760T7853
Common Stock of 3M Company	9.00% per annum	$85.69	$59.98, which is approximately 70% of the Initial Price	61760T777	US61760T7770
Common Stock of Starbucks Corporation	10.81% per annum	$61.67	$43.17, which is approximately 70% of the Initial Price	61760T769	US61760T7697
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public		Underwriting Discount(1)		Proceeds to Morgan Stanley
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Linked to Common Stock of Cisco Systems, Inc.	$4,563,200	$10	$114,080	$0.25	$4,449,120	$9.75
Linked to Common Stock of MasterCard Incorporated	$765,000	$10	$19,125	$0.25	$745,875	$9.75
Linked to Common Stock of McDonald’s Corporation	$2,826,500	$10	$70,662.50	$0.25	$2,755,837.50	$9.75
Linked to Common Stock of 3M Company	$3,210,500	$10	$80,262.50	$0.25	$3,130,237.50	$9.75
Linked to Common Stock of Starbucks Corporation	$804,600	$10	$20,115	$0.25	$784,485	$9.75
(1)UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 2.5% for each Security it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this pricing supplement.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 23 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offerings to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement and any other documents relating to these offerings that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004870/dp27220_424B2-autocallable.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley product supplement for auto-callable securities dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement or in the accompanying prospectus, the terms described in this pricing supplement will prevail.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe the Underlying Shares will close at or above the Coupon Barrier on the Observation Dates, including above the Trigger Price on the Final Observation Date.

t You believe the Underlying Shares will close at or above the Initial Price on one of the specified Observation Dates.

t You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares and that your potential return is limited to the Contingent Coupons.

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

t You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

t You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of 5 years.

t You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Shares.

t You require an investment designed to provide a full return of principal at maturity.

t You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe that the price of the Underlying Shares will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, including closing below the Trigger Price on the Final Observation Date.

t You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are not willing to invest in the Securities based on the applicable Contingent Coupon Rate specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

t You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-32 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms		Contingent Coupon Rate
The Contingent Coupon Rate is (i) 10.45% per annum for Securities linked to the common stock of Cisco Systems, Inc., (ii) 9.82% per annum for Securities linked to the common stock of MasterCard Incorporated, (iii) 7.00% per annum for Securities linked to the common stock of McDonald’s Corporation, (iv) 9.00% per annum for Securities linked to the common stock of 3M Company and (v) 10.81% per annum for Securities linked to the common stock of Starbucks Corporation.

Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	Common Stock of Cisco Systems, Inc.
Common Stock of MasterCard Incorporated
Common Stock of McDonald’s Corporation
	Common Stock of 3M Company Common Stock of Starbucks Corporation	Observation Dates	Monthly, callable beginning April 15, 2013. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
	This pricing supplement describes five offerings of Securities, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer.	Final Observation Date	April 13, 2017, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Principal Amount	$10.00 per Security	Coupon Payment Dates
With respect to each Observation Date other than the Final Observation Date, the second business day following such Observation Date. The payment of the Contingent Coupon, if any, with respect to the Final Observation Date will be made on the Maturity Date.

Term	5 years	Payment at Maturity (per Security)	Morgan Stanley will pay you a cash payment on the Maturity Date linked to the performance of the Underlying Shares during the term of the Securities.
Automatic Call Feature	The Securities will be called automatically if the Observation Date Closing Price on any Observation Date beginning April 15, 2013 is equal to or greater than the Initial Price.		If the Securities are not automatically called and the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities are called, Morgan Stanley will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date and no further payments will be made on the Securities.
If the Securities are not automatically called and the Final Price is less than the Trigger Price, Morgan Stanley will pay you an amount calculated as follows: $10 × (1 + Share Return)
Contingent Coupon	If the Observation Date Closing Price is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.		In this case, you will lose some and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying Share from the Trade Date to the Final Observation Date.

If the Observation Date Closing Price is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.
		Observation Date Closing Price	The Closing Price of the Underlying Share on any Observation Date times the Adjustment Factor on such date.
	Each Contingent Coupon is a fixed amount based on equal monthly installments at the Contingent Coupon Rate, which is a per annum rate. The table below sets forth the Contingent Coupon amounts for each Security that would be applicable to each Observation Date on which the closing price of the Underlying Shares is greater than or equal to the Coupon Barrier.	Share Return	Final Price – Initial Price Initial Price

Contingent Coupon (per Security)
Cisco Systems, Inc.	$0.0871
MasterCard Incorporated	$0.0818
McDonald’s Corporation	$0.0583
3M Company	$0.0750
Starbucks Corporation	$ 0.0901

Contingent coupon payments on the Securities are not guaranteed. Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the closing price of the applicable Underlying Share is less than the Coupon Barrier.

Initial Price	The Closing Price of the Underlying Shares on the Trade Date, as specified on the cover hereof.	Investment Timeline
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Trigger Price	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Coupon Barrier	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date
The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon automatic call shall be payable to whom the Payment at Maturity or the Principal Amount, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Coupon Payment Dates
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
5/14/2012*	5/16/2012	1/13/2014	1/15/2014	9/14/2015	9/16/2015
6/13/2012*	6/15/2012	2/13/2014	2/18/2014	10/13/2015	10/15/2015
7/13/2012*	7/17/2012	3/13/2014	3/17/2014	11/13/2015	11/17/2015
8/13/2012*	8/15/2012	4/14/2014	4/16/2014	12/14/2015	12/16/2015
9/13/2012*	9/17/2012	5/13/2014	5/15/2014	1/13/2016	1/15/2016
10/15/2012*	10/17/2012	6/13/2014	6/17/2014	2/16/2016	2/18/2016
11/13/2012*	11/15/2012	7/14/2014	7/16/2014	3/14/2016	3/16/2016
12/13/2012*	12/17/2012	8/13/2014	8/15/2014	4/13/2016	4/15/2016
1/14/2013*	1/16/2013	9/15/2014	9/17/2014	5/13/2016	5/17/2016
2/13/2013*	2/15/2013	10/14/2014	10/16/2014	6/13/2016	6/15/2016
3/13/2013*	3/15/2013	11/13/2014	11/17/2014	7/13/2016	7/15/2016
4/15/2013	4/17/2013	12/15/2014	12/17/2014	8/15/2016	8/17/2016
5/13/2013	5/15/2013	1/13/2015	1/15/2015	9/13/2016	9/15/2016
6/13/2013	6/17/2013	2/13/2015	2/18/2015	10/13/2016	10/17/2016
7/15/2013	7/17/2013	3/13/2015	3/17/2015	11/14/2016	11/16/2016
8/13/2013	8/15/2013	4/13/2015	4/15/2015	12/13/2016	12/15/2016
9/13/2013	9/17/2013	5/13/2015	5/15/2015	1/13/2017	1/18/2017
10/15/2013	10/17/2013	6/15/2015	6/17/2015	2/13/2017	2/15/2017
11/13/2013	11/15/2013	7/13/2015	7/15/2015	3/13/2017	3/15/2017
12/13/2013	12/17/2013	8/13/2015	8/17/2015	4/13/2017	4/20/2017

* The Securities are not callable until the twelfth Observation Date, which is April 15, 2013.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t
The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the Securities have not been called prior to maturity and if the Final Price is less than the Trigger Price, you will be exposed to the decline in the price of the Underlying Shares, as compared to the Initial Price, on a 1 to 1 basis and such payment will result in a loss of your initial investment that is proportionate to the decline of the Underlying Shares over the term of the Securities. You could lose your entire principal amount.

t
The Contingent Coupon is based solely on the Observation Date Closing Price.  Whether the Contingent Coupon will be made with respect to an Observation Date will be based on the Observation Date Closing Price.  As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date.  Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Price on a specific Observation Date if such Observation Date Closing Price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing price of the Underlying Shares was higher on other days during the term of the Securities.

t
You will not receive any Contingent Coupon for any monthly period where the Observation Date Closing Price is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a monthly period only if the Observation Date Closing Price is greater than or equal to the Coupon Barrier.  If the Observation Date Closing Price remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

t
Investors will not participate in any appreciation in the price of the Underlying Shares.  Investors will not participate in any appreciation in the price of the Underlying Shares from the Initial Price, and the return on the Securities will be limited to the Contingent Coupon that is paid with respect to each Observation Date on which the Observation Date Closing Price is greater than the Coupon Barrier prior to an automatic call.  If called, the return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of the Underlying Shares, which could be significant. It is also possible that the closing price of the Underlying Shares could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive little or no Contingent Coupons.  In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose some or all of your investment despite not being able to participate in any of the Underlying Shares’ potential appreciation.  If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The Trigger Price is considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Share price is above the Trigger Price at that time.  If you hold the Securities to maturity and the Securities have not been called, Morgan Stanley will either repay you the full principal amount per Security plus the Contingent Coupon, or if the price of the Underlying Shares closes below the Trigger Price on the Final Observation Date, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the price of the Underlying Shares from the Trade Date to the Final Observation Date.

t
Early redemption risk.  The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities.  If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Contingent Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares. The greater the volatility of the Underlying Shares, the more likely it is that the price of the Underlying Shares could close below the Trigger Price on the Final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set on the Trade Date, the Underlying Share’s volatility can change significantly over the term of the Securities, and may increase, but the Contingent Coupon Rate will not be adjusted. The price of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing price of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	whether the Observation Date Closing Price has been below the Coupon Barrier on any Observation Date,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

o	the occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t
Investing in the securities is not equivalent to investing in the Underlying Shares.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
No affiliation with the Underlying Issuer.  The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Securities.  We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t
We may engage in business with or involving the Underlying Issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the amount payable at maturity for certain corporate events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers.  However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares.  For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date.  If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Securities may be materially and adversely affected.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Price and, as a result, could have increased the Coupon Barrier and Trigger Price which is the price above which the Underlying Shares must close on each Observation Date in order for you to earn a Contingent Coupon or, if the Securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity.  Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity the payout to you at maturity.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Price, the Coupon Barrier and the Trigger Price and will determine the Final Price, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any.  Determinations made by MS

t	& Co., in its capacity as Calculation Agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon a call or at maturity.

t
The U.S. federal income tax consequences of an investment in the Securities are uncertain.  There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.  Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that they are unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any Contingent Coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any Contingent Coupon as discussed above, payments or deemed payments made after December 31, 2012 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security were determined on the Trade Date and are specified on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: 5 years

t	Hypothetical Initial Price: $100

t	Hypothetical Contingent Coupon Rate: 8.4% per annum (or 0.7% per month)

t	Contingent Coupon: $0.07 per month

t	Observation Dates: Monthly, callable after 1 year

t	Hypothetical Coupon Barrier and Trigger Price: $70, which is 70% of the Initial Price

Example 1 — Securities are Called on the Twelfth Observation Date
Date	Closing Price	Payment (per Security)
First Observation Date	$110 (at or above Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Second Observation Date	$75 (at or above Coupon Barrier; below Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.63 (Contingent Coupons — Not Callable)
Twelfth Observation Date	$101 (at or above Initial Price)	$10.07 (Settlement Amount)
	Total Payment:	$10.84 (8.4% return)

Since the Securities are called on the twelfth Observation Date (which is one year after the Trade Date and is the first Observation Date on which they are callable), Morgan Stanley will pay you on the call settlement date a total of $10.07 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.77 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.84 per Security for a 8.4% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Stock is at or above the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$80 (at or above Coupon Barrier; below Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Second Observation Date	$55 (below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Third Observation Dates	$50 (below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier and Initial Price)	$0.00 (Not Callable)
Final Observation Date	$70 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.07 (Payment at Maturity)
	Total Payment:	Approximately $10.14 (1.4% return)

At maturity, Morgan Stanley will pay you a total of $10.07 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.07 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of approximately $10.14 per Security for a 1.4% total return on the Securities over five years.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price
Date	Closing Price	Payment (per Security)
First Observation Date	$80 (at or above Coupon Barrier; below Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Second Observation Date	$80 (at or above Coupon Barrier; below Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Third Observation Dates	$75 (at or above Coupon Barrier; below Initial Price)	$0.07 (Contingent Coupon — Not Callable)
Fourth to Fifty-Ninth Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$3.92 (Contingent Coupons — Not Callable)
Final Observation Date	$30 (below Trigger Price and Coupon Barrier; below Initial Price)	$10 + [$10 × Share Return] = $10 + [$10 × -70%] = $3 (Payment at Maturity)
	Total Payment:	$7.13 (-28.7% return)

Since the Securities are not called and the Final Price of the underlying stock is below the Trigger Price, at maturity Morgan Stanley will pay you $3 per Security. When added to the Contingent Coupon payments of $4.13 received in respect of prior Observation Dates, Morgan Stanley will have paid you approximately $7.13 per Security for a loss on the Securities of 28.7%.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the Final Price is less than the Trigger Price, you will lose

1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Share Return is less than zero. Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, as a single financial contract that provides for a Contingent Coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that they are unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Coupon.  Any Contingent Coupon on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the Contingent Coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled.  Because the amount of the Contingent Coupon in respect of a monthly period will not be known until the relevant Observation Date, it is unclear how much of the Contingent Coupon will be treated as having accrued on the Securities at the time of a sale or exchange that occurs during the period.  Any gain or loss recognized upon a sale, exchange, early redemption or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of a Security are uncertain, we intend to withhold on any Contingent Coupon made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Possible Application of Section 871(m) of the Code

The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code, which requires withholding (up to 30%, depending on whether an income tax treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the Securities are uncertain, if the proposed regulations were finalized in their current form, non-U.S. investors should be aware that, in addition to withholding on any Contingent Coupon as discussed above, payments or deemed payments made after December 31, 2012 on the Securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any Contingent Coupon and may be filed with the IRS in connection with the payment at maturity on the Securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov.  In addition, information regarding the Underlying Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer.  We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect the value received at maturity with respect to the securities and therefore the trading prices of the Securities.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2007 through April 13, 2012, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Underlying Shares on the Final Observation Date or during the term of the Securities. We make no representation as to the amount of dividends, if any, that each Underlying Issuer may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provides services associated with these products and their use.  It provides a line of products for transporting data, voice, and video within buildings, across campuses, and around the world. Its products are installed at enterprise businesses, public institutions, telecommunications companies and other service providers, commercial businesses, and personal residences.  Cisco Systems, Inc. is managed geographically in four segments: United States and Canada, European Markets, Emerging Markets, and Asia Pacific Markets. The Emerging Markets segment consists of Eastern Europe, Latin America, the Middle East and Africa, and Russia and the Commonwealth of Independent States. Its SEC file number is 000-18225.  The Closing Price of the common stock of Cisco Systems, Inc. on April 13, 2012 was $19.85, and the graph below indicates the Coupon Barrier/Trigger Price based on the Initial Price.  Cisco System, Inc.’s common stock is listed on the NASDAQ Stock Market LLC under the ticker symbol “CSCO.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$28.92	$25.30	$25.53
4/1/2007	6/30/2007	$28.36	$25.40	$27.85
7/1/2007	9/30/2007	$33.23	$27.85	$33.13
10/1/2007	12/31/2007	$34.08	$26.96	$27.07
1/1/2008	3/31/2008	$27.07	$22.88	$24.09
4/1/2008	6/30/2008	$27.54	$23.11	$23.26
7/1/2008	9/30/2008	$24.91	$21.04	$22.56
10/1/2008	12/31/2008	$21.95	$14.47	$16.30
1/1/2009	3/31/2009	$17.79	$13.62	$16.77
4/1/2009	6/30/2009	$20.10	$16.85	$18.65
7/1/2009	9/30/2009	$23.63	$18.13	$23.54
10/1/2009	12/31/2009	$24.38	$22.67	$23.94
1/1/2010	3/31/2010	$26.65	$22.47	$26.03
4/1/2010	6/30/2010	$27.57	$21.31	$21.31
7/1/2010	9/30/2010	$24.77	$19.99	$21.90
10/1/2010	12/31/2010	$24.49	$19.07	$20.23
1/1/2011	3/31/2011	$22.05	$17.00	$17.15
4/1/2011	6/30/2011	$18.07	$14.84	$15.61
7/1/2011	9/30/2011	$16.67	$13.73	$15.50
10/1/2011	12/31/2011	$19.12	$15.19	$18.08
1/1/2012	3/31/2012	$21.15	$18.08	$21.15
4/1/2012*	4/13/2012*	$21.19	$19.55	$19.85

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

MasterCard Incorporated

MasterCard Incorporated is a payments and technology company that offers payment solutions that enable its customers and partners to develop and implement credit, debit, prepaid and related payment programs. Its customers and partners include financial institutions and other entities that act as “issuers” and “acquirers”, merchants, government entities, telecommunications companies and other businesses. It manages a family of payment brands, including MasterCard®, Maestro® and Cirrus®, which it licenses to its customers for use in their payment programs and solutions.  It generates revenue by charging fees to its customers for providing transaction processing and other payment-related services and by assessing its customers based primarily on the dollar volume of activity, or gross dollar volume (“GDV”), on the cards and other devices that carry its brands.   Its SEC file number is 001-32877.  The Closing Price of the common stock of MasterCard Incorporated on April 13, 2012 was $440.46, and the graph below indicates the Coupon Barrier/Trigger Price based on the Initial Price.  MasterCard Incorporated’s common stock is listed on the New York Stock Exchange under the ticker symbol “MA.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$114.74	$96.41	$106.24
4/1/2007	6/30/2007	$168.43	$106.24	$165.87
7/1/2007	9/30/2007	$169.71	$129.04	$147.97
10/1/2007	12/31/2007	$223.20	$146.59	$215.20
1/1/2008	3/31/2008	$224.98	$174.62	$222.99
4/1/2008	6/30/2008	$320.00	$223.75	$265.52
7/1/2008	9/30/2008	$286.00	$168.03	$177.33
10/1/2008	12/31/2008	$174.07	$121.09	$142.93
1/1/2009	3/31/2009	$169.88	$119.18	$167.48
4/1/2009	6/30/2009	$185.08	$151.85	$167.31
7/1/2009	9/30/2009	$224.58	$160.56	$202.15
10/1/2009	12/31/2009	$258.36	$199.41	$255.98
1/1/2010	3/31/2010	$264.75	$220.74	$254.00
4/1/2010	6/30/2010	$267.22	$195.46	$199.53
7/1/2010	9/30/2010	$224.00	$191.98	$224.00
10/1/2010	12/31/2010	$259.35	$217.40	$224.11
1/1/2011	3/31/2011	$256.10	$220.85	$251.72
4/1/2011	6/30/2011	$309.70	$253.55	$301.34
7/1/2011	9/30/2011	$353.78	$291.96	$317.16
10/1/2011	12/31/2011	$380.96	$307.66	$372.82
1/1/2012	3/31/2012	$435.68	$339.06	$420.54
4/1/2012*	4/13/2012*	$440.46	$424.73	$440.46

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

McDonald’s Corporation

McDonald’s Corporation franchises and operates McDonald’s restaurants in the global restaurant industry.  All restaurants are operated either by the company or by franchisees, including conventional franchisees under franchise arrangements, and developmental licensees and foreign affiliated markets under license agreements.  Under the conventional franchise arrangement, franchisees provide a portion of the capital required by initially investing in the equipment, signs, seating and décor of their restaurant businesses, and by reinvesting in the business over time. The company owns the land and building or secures long-term leases for both company-operated and conventional franchised restaurant sites. The conventional franchise arrangement typically lasts 20 years, and franchising practices are generally consistent throughout the world. Over 70% of franchised restaurants operate under conventional franchise arrangements.  Under a developmental license arrangement, licensees provide capital for the entire business, including the real estate interest. While the company has no capital invested, it receives a royalty based on a percent of sales, as well as initial fees.  McDonald’s Corporation’s SEC file number is 001-05231.  The Closing Price of the common stock of McDonald’s Corporation on April 13, 2012 was $96.97, and the graph below indicates the Coupon Barrier/Trigger Price based on the Initial Price.  McDonald’s Corporation’s common stock is listed on the New York Stock Exchange under the ticker symbol “MCD.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$46.05	$42.91	$45.05
4/1/2007	6/30/2007	$52.50	$44.82	$50.76
7/1/2007	9/30/2007	$55.45	$47.56	$54.47
10/1/2007	12/31/2007	$63.13	$55.95	$58.91
1/1/2008	3/31/2008	$58.91	$50.75	$55.77
4/1/2008	6/30/2008	$61.17	$55.40	$56.22
7/1/2008	9/30/2008	$65.95	$57.19	$61.70
10/1/2008	12/31/2008	$63.66	$51.55	$62.19
1/1/2009	3/31/2009	$63.75	$50.86	$54.57
4/1/2009	6/30/2009	$60.99	$52.40	$57.49
7/1/2009	9/30/2009	$58.82	$54.23	$57.07
10/1/2009	12/31/2009	$64.53	$56.61	$62.44
1/1/2010	3/31/2010	$67.35	$61.45	$66.72
4/1/2010	6/30/2010	$71.52	$65.87	$65.87
7/1/2010	9/30/2010	$76.08	$66.11	$74.51
10/1/2010	12/31/2010	$80.34	$74.92	$76.76
1/1/2011	3/31/2011	$76.76	$72.67	$76.09
4/1/2011	6/30/2011	$84.57	$75.99	$84.32
7/1/2011	9/30/2011	$90.79	$82.11	$87.82
10/1/2011	12/31/2011	$100.81	$85.83	$100.33
1/1/2012	3/31/2012	$101.74	$95.55	$98.10
4/1/2012*	4/13/2012*	$99.40	$96.97	$96.97

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

3M Company

3M Company is a technology company with a presence in the following businesses: Industrial and Transportation; Health Care; Consumer and Office; Safety, Security and Protection Services; Display and Graphics; and Electro and Communications. The Industrial and Transportation segment serves markets such as automotive original equipment manufacturer (OEM) and automotive aftermarket (auto body shops and retail), renewable energy, electronics, paper and packaging, food and beverage, and appliance.  The Health Care segment serves markets that include medical clinics and hospitals, pharmaceuticals, dental and orthodontic practitioners, and health information system.  The Consumer and Office segment serves markets that include consumer retail, office retail, home improvement, building maintenance and other markets.  The Safety, Security and Protection Services segment serves markets that increase the safety, security and productivity of workers, facilities and systems.  The Display and Graphics segment serves markets that include electronic display, traffic safety and commercial graphics.  The Electro and Communications segment serves the electrical, electronics and communications industries, including electrical utilities; electrical construction, maintenance and repair; original equipment manufacturer (OEM) electrical and electronics; computers and peripherals; consumer electronics; telecommunications central office, outside plant and enterprise; as well as aerospace, military, automotive and medical markets.  Its SEC file number is 001-03285.  The Closing Price of the common stock of 3M Company on April 13, 2012 was $85.69, and the graph below indicates the Coupon Barrier/Trigger Price based on the Initial Price.  3M Company’s common stock is listed on the New York Stock Exchange and Chicago Stock Exchange under the ticker symbol “MMM.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$79.56	$73.01	$76.43
4/1/2007	6/30/2007	$88.43	$76.23	$86.79
7/1/2007	9/30/2007	$93.58	$85.06	$93.58
10/1/2007	12/31/2007	$95.85	$79.22	$84.32
1/1/2008	3/31/2008	$84.32	$74.91	$79.15
4/1/2008	6/30/2008	$82.90	$69.51	$69.59
7/1/2008	9/30/2008	$74.38	$66.32	$68.31
10/1/2008	12/31/2008	$67.39	$53.50	$57.54
1/1/2009	3/31/2009	$59.19	$41.83	$49.72
4/1/2009	6/30/2009	$61.00	$50.65	$60.10
7/1/2009	9/30/2009	$75.38	$58.76	$73.80
10/1/2009	12/31/2009	$84.13	$71.93	$82.67
1/1/2010	3/31/2010	$85.12	$77.53	$83.57
4/1/2010	6/30/2010	$89.81	$74.74	$78.99
7/1/2010	9/30/2010	$88.03	$77.67	$86.71
10/1/2010	12/31/2010	$90.90	$83.59	$86.30
1/1/2011	3/31/2011	$93.75	$86.14	$93.50
4/1/2011	6/30/2011	$97.23	$90.62	$94.85
7/1/2011	9/30/2011	$97.97	$71.79	$71.79
10/1/2011	12/31/2011	$82.39	$70.93	$81.73
1/1/2012	3/31/2012	$90.00	$81.73	$89.21
4/1/2012*	4/13/2012*	$89.23	$84.58	$85.69

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Starbucks Corporation

Starbucks Corporation is a roaster, marketer and retailer of specialty coffee, operating in more than 50 countries. It purchases and roasts whole bean coffees that it sells, along with handcrafted coffee and tea beverages and a variety of fresh food items, through company-operated stores. It also sells a variety of coffee and tea products and licenses its trademarks through other channels such as licensed stores, grocery and national foodservice accounts. In addition to its flagship Starbucks brand, its portfolio also includes Tazo® Tea, Seattle’s Best Coffee®, and Starbucks VIA® Ready Brew.  Its SEC file number is 000-20322.  The Closing Price of the common stock of Starbucks Corporation on April 13, 2012 was $61.67, and the graph below indicates the Coupon Barrier/Trigger Price based on the Initial Price.  Starbucks Corporation’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “SBUX.”

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$36.29	$29.32	$31.36
4/1/2007	6/30/2007	$31.84	$25.54	$26.24
7/1/2007	9/30/2007	$28.29	$25.87	$26.20
10/1/2007	12/31/2007	$26.84	$20.03	$20.47
1/1/2008	3/31/2008	$20.47	$16.80	$17.50
4/1/2008	6/30/2008	$18.60	$15.66	$15.74
7/1/2008	9/30/2008	$16.92	$13.58	$14.87
10/1/2008	12/31/2008	$14.80	$7.17	$9.46
1/1/2009	3/31/2009	$12.39	$8.27	$11.11
4/1/2009	6/30/2009	$15.30	$11.17	$13.89
7/1/2009	9/30/2009	$20.76	$12.97	$20.65
10/1/2009	12/31/2009	$23.81	$18.74	$23.06
1/1/2010	3/31/2010	$25.56	$21.70	$24.27
4/1/2010	6/30/2010	$28.09	$24.24	$24.30
7/1/2010	9/30/2010	$26.28	$22.82	$25.55
10/1/2010	12/31/2010	$32.93	$25.69	$32.13
1/1/2011	3/31/2011	$37.97	$31.53	$36.95
4/1/2011	6/30/2011	$39.49	$34.86	$39.49
7/1/2011	9/30/2011	$41.16	$34.05	$37.29
10/1/2011	12/31/2011	$46.45	$36.20	$46.01
1/1/2012	3/31/2012	$56.26	$45.29	$55.89
4/1/2012*	4/13/2012*	$61.67	$56.67	$61.67

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Securities

The prospectus supplement refers to the Underlying Shares as the “Underlying Stock,” the Underlying Issuer as the “Underlying Stock Issuer,” the Initial Price as the “Initial Share Price,” the Observation Dates as “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Trigger Price as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount of cash declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount of cash equal to the Payment at Maturity calculated as if the date of acceleration were the Final Determination Date; provided that the unpaid portion of the Contingent Coupon, if any, shall be calculated on a 30/360 basis.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If (i) there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Stock Issuer, (ii) the Underlying Stock Issuer or any surviving entity or subsequent surviving entity of the Underlying Stock Issuer (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Stock Issuer or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Stock Issuer is liquidated, (v) the Underlying Stock Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Stock Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an early redemption has occurred and the amount payable upon an Early Redemption Date or at maturity for each Security will be as follows:

t
Upon any Determination Date following the effective date of a Reorganization Event and prior to the Final Determination Date:  If the Exchange Property Value (as defined below) is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed for an Early Redemption Payment.

t	Upon the Final Determination Date, if the Securities have not previously been automatically redeemed: You will receive for each Security that you hold a payment at maturity equal to:

o
If the Exchange Property Value on the Final Determination Date is greater than or equal to the Downside Threshold Level: (i) the stated principal amount plus (ii) the Contingent Coupon with respect to the Final Determination Date.

o
If the Exchange Property Value on the Final Determination Date is less than the Downside Threshold Level: the cash value of the Exchange Property as of the Final Determination Date, which is defined collectively as: securities, cash or any other assets distributed to holders of the Underlying Stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Stock, (B) in the case of a Spin-Off Event, the share of the Underlying Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Stock continues to be held by the holders receiving such distribution, the Underlying Stock, in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Stock equal to the exchange ratio times the Adjustment Factor, each determined at the time of the Reorganization Event.

Following the effective date of a Reorganization Event, the Contingent Coupon will be payable for each Determination Date on which the Exchange Property Value is greater than or equal to the Downside Threshold Level to and including the date of Automatic Call, if any.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Share Price or less than the Downside Threshold Level, “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in the offering document to the “Underlying Shares" and in the related product supplement to the “Underlying Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlying Shares or Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the Final Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the Underlying Stock, including, without limitation, a partial tender or exchange offer for the Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares and in futures or options contracts on the Underlying Shares.  Such purchase activity could have increased the price of the Underlying Shares on the Trade Date, and therefore the price at which the Underlying Shares must close on the Final Observation Date if not previously called so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Securities against payment therefor in New York, New York on April 20, 2012, which will be the fifthscheduled business day following the Trade Date.  Under Rule 15c6 1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Securities on the Trade Date or on or prior to the third business day prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of 2.5% for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.